EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Forms S-3 (Nos. 333-163292 and 333-139012), Registration Statement on Form S-4 (No. 333-158659), Registration Statements on Forms S-8 (Nos. 333-123284, 333-102654, 333-91867, 333-156100 and 333-168290) of our reports dated March 8, 2011, relating to our audit of the consolidated financial statements, and internal control over financial reporting, included in and incorporated by reference in the Annual Report on Form 10-K of Double Eagle Petroleum Co. for the year ended December 31, 2010.
HEIN & ASSOCIATES LLP
Denver, Colorado
March 8, 2011